Exhibit 99.1
ROBERTS REALTY INVESTORS, INC.
450 Northridge Parkway, Suite 302
Sandy Springs, Georgia 30350
December 31, 2008
PLEASE READ THIS LETTER AND THE ATTACHED MEMORANDUM CAREFULLY,
THEN MARK, SIGN, AND RETURN THE ENCLOSED ELECTION CARD
Dear Shareholders:
As you are aware, we closed the sale of our Addison Place apartment community on June 24, 2008 and from the cash proceeds, we paid a distribution of $0.66 per share/unit on August 5, 2008. As we finalize our year-end 2008 financial results, we have determined that we must pay an additional distribution to shareholders and unitholders over and above the distribution we paid in August. To maintain our status as a REIT and continue to receive favorable tax treatment under the U.S. tax code, we must distribute at least 90% of our taxable income to our shareholders, among other requirements.
The reason we are issuing common stock is to be prudent and preserve our cash during this extraordinary credit crunch and rapidly deteriorating economic climate. Based on this, on December 18, 2008 our board of directors declared a distribution of $9,058,000 or $1.56 per share. The distribution will be paid on January 29, 2009 to shareholders of record at the close of business on December 29, 2008. The distribution will be a combination of 20% in cash, or $0.31 per share, and 80% in Roberts Realty common stock, equal to $1.25 per share. For the stock portion of the dividend, you will receive 0.647 shares of our common stock for each share of common stock you owned on the record date. For those of you who own units, you will receive the same pro rata distribution of Roberts Realty common stock, but only when you elect to convert your units to shares.
Each shareholder will have the option to elect to receive the distribution in cash or shares of common stock. However, the total amount of cash we pay to shareholders will be limited to $1,811,000. This means that if all of our shareholders as a group elect to receive cash that exceeds the limit, then we will allocate the cash of $1,811,000 on a pro rata basis among those shareholders who elect cash, and they will receive the balance of their distribution in shares of common stock.
Please carefully read the attached memorandum, which explains the details of the distribution, its timing, and the election. Then mark, sign, and return your election card in the enclosed envelope to reflect your election.
Sincerely,
/s/ Charles S. Roberts
Charles S. Roberts
President and Chief Executive Officer

ROBERTS REALTY INVESTORS, INC.
450 Northridge Parkway, Suite 302
Sandy Springs, Georgia 30350
December 31, 2008
PLEASE READ THIS MEMORANDUM CAREFULLY,
THEN MARK, SIGN, AND RETURN THE ENCLOSED ELECTION CARD
MEMORANDUM
Declaration of Distribution
On December 18, 2008, the Board of Directors of Roberts Realty Investors, Inc. declared a distribution of $9,058,000, or $1.56 per share. The distribution will be paid on January 29, 2009 to shareholders of record at the close of business on December 29, 2008. The distribution will be a combination of 20% in cash, or $0.31 per share, and 80% in Roberts Realty common stock, equal to $1.25 per share. For the stock portion of the dividend, we based the value on the average of the closing sales prices of our common stock on the NYSE Alternext US (formerly the American Stock Exchange) on December 22 and December 23, 2008, which was $1.93 per share. You will receive 0.647 shares of our common stock for each share of common stock you owned on the record date. Our trading symbol is RPI.
We currently have approximately 5.8 million outstanding shares of our common stock. After we distribute approximately 3.8 million shares in the stock portion of the distribution on January 29, 2009, we will have approximately 9.6 million outstanding shares of our common stock.
Right of Shareholders to Elect to Receive Cash or Common Stock
As explained in more detail below under “Procedural Matters,” each shareholder will have the option to elect to receive the distribution in cash or shares of common stock, except the total amount of cash we pay to shareholders will be limited to $1,811,000. If shareholders elect to receive a total amount of cash that exceeds the limit, we will allocate the total $1,811,000 in cash on a pro rata basis among those shareholders who elect cash, and they will receive the balance of their distributions in shares of common stock. In no event will a shareholder who elects to receive cash receive less than 20% of the distribution in cash.
Before making your election, please carefully read the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our quarterly SEC reports on Form 10-Q that we filed in 2008. The SEC maintains an Internet website that contains reports, proxy statements, and other information regarding issuers that file electronically with the SEC, including Roberts Realty. The SEC’s Internet website address is http://www.sec.gov. If you would like a paper copy of these SEC reports, please direct your request to Corporate Secretary, 450 Northridge Parkway, Suite 302, Sandy Springs, Georgia 30350.

Ownership Limit
Our articles of incorporation limit ownership by any one holder to 3.7% of the outstanding shares of our common stock, with two exceptions. First, Mr. Charles S. Roberts, our CEO, can beneficially own up to 35% of the outstanding shares. Second, any shareholder who beneficially owned more than 3.7% of our outstanding common shares on July 22, 2004, the date that we filed an amendment to our articles of incorporation revising the ownership limits, can retain indefinitely the shares the shareholder owned as of that date but cannot increase that ownership in the future (other than by redeeming the units he owned on that date). The ownership limit will apply to the distribution. If you elect to receive common stock and your receipt of common stock would cause you to exceed the applicable ownership limit, you will receive cash to the extent required to bring you within this ownership limit.
Procedural Matters
If you are a shareholder of record and desire to make an election, please mark, sign and return the accompanying election card to American Stock Transfer & Trust Company, our transfer agent, in the enclosed envelope as soon as possible. For your election to be effective, the transfer agent must receive your election card no later than 5:00 p.m., Eastern Time, on January 20, 2009. Your election is irrevocable. The method of delivery of the election card is at your option and risk, and delivery will occur only when the transfer agent actually receives the election card. Please allow enough time to ensure timely delivery. By submitting an election card, you represent and warrant that you have full power and authority to make the election.
For any given share of our common stock, an election with respect to the distribution may be made only by the holder of record of that share at the close of business on December 29, 2008, which is the record date for the distribution.
If a bank, broker or other nominee holds your shares and you desire to make an election, please promptly inform the bank, broker or nominee of the election they should make on your behalf.
Your election may be limited by certain cash and ownership limitations, as described above, and you may not receive cash or common stock to the extent these limitations require us to make a different allocation to you. Shares will be rounded up to the closest full share.
If you do not (or your bank, broker or nominee does not on your behalf) timely return a properly completed election card, we may pay your distribution in the form of cash, common stock or a combination of cash and common stock, in our sole discretion, subject to the cash and ownership limitations described above.
We will resolve, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any election card. Our resolution of any questions of that nature will be final and binding on all parties. We reserve the absolute right to reject, at our sole discretion, any election card we determine not to be in proper form, not timely received, ineligible, or otherwise invalid. We also reserve the absolute right to waive any defect or irregularity in the election card submitted by any particular shareholder, whether or not we waive similar defects or irregularities for other shareholders. An election will not be valid until all defects and irregularities have been cured or waived to our satisfaction. Neither we nor the transfer agent nor any other person will be under any duty to give notification of any defects or irregularities in election cards or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the distribution will be final and binding.

For each shareholder who holds through a bank, broker, or other nominee, the shares of our common stock and cash to which such shareholder is entitled in the distribution will be delivered by the transfer agent to such shareholder’s bank, broker or other nominee. The bank, broker or other nominee will then allocate the shares and cash into such shareholder’s individual account. We will round to the nearest penny all cash payments to which a shareholder is entitled in the distribution.
Completed election cards should be delivered to our transfer agent, American Stock Transfer & Trust Company, no later than 5:00 P.M., Eastern Time, on January 20, 2009, in the enclosed envelope in accordance with the following delivery instructions:

By Regular Mail:	By Overnight Courier or Hand Delivery:

American Stock Transfer & Trust Company Operations Center 6201 15th Avenue Brooklyn, NY 11219	American Stock Transfer & Trust Company 59 Maiden Lane New York, NY 10038
If you are a shareholder of record and need additional information about completing the election card or other matters relating to the distribution, please contact the Shareholder Services Department at American Stock Transfer & Trust Company at 800-937-5449.
Treatment of Unitholders
A number of our shareholders are also holders of units in Roberts Properties Residential, L.P., the limited partnership through which we conduct our business. Unitholders will receive the same cash distribution of $0.31 per share as shareholders. In addition to the cash distribution, shareholders will receive additional shares of our common stock equal to $1.25 per share. For the stock portion of the dividend, shareholders will receive 0.647 shares of our common stock for each share of common stock owned on the record date. Each unitholder will receive the same pro rata distribution of our common stock, but only when the unitholder elects to convert his or her units to shares.
Federal Income Tax Effects of the Distribution
Cautionary Note
The following summary for U.S. shareholders of certain Federal income tax considerations regarding the distribution is based on current law, is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular holders of our common stock in light of their personal investment or tax circumstances. The tax consequences of the distribution will depend on a shareholder’s particular tax circumstances. Shareholders are urged to consult their tax advisors regarding the specific Federal, state, local, and, if applicable, foreign income and other tax consequences of the distribution.
Classification of Gain
The Federal income tax consequences related to the distribution to the shareholders depends on the tax classification of the distribution and the shareholder type. We expect that the distribution will be classified as approximately 65.5% long-term capital gain and approximately 34.5% unrecaptured gain under Section 1250 of the Internal Revenue Code. It is possible that a very small percentage of the gain may be classified as return of capital. Unrecaptured Section 1250 gain is that portion of the overall gain attributable to straight-line depreciation allowances taken on the rental real estate that we sold. Even though the payment of the distribution will occur in 2009, the distribution will be taxable to shareholders and unitholders in 2008 because the distribution was declared in 2008.

Treatment of Individual Shareholders
In general, individual shareholders will be taxed at a 15% tax rate for the long-term capital gain portion of the distribution. The unrecaptured Section 1250 gain will be taxed at a rate of 25%. Any portion of the distribution classified as a return of capital will not be taxable to a shareholder as long as the shareholder has basis in the stock equal to or greater than the return of capital amount. The stock basis of the shares received will be equal to the total taxable amount reported on Form 1099-DIV that each shareholder will receive in early 2009 less the portion of the distribution that was paid in cash.
Treatment of Corporate Shareholders
For corporate shareholders, both the long-term capital gain and the unrecaptured Section 1250 gain will be taxed at the corporation’s tax rate, which depends on its tax bracket. There is currently no difference between the ordinary and capital gain tax rates for corporations. Any portion of the distribution that is classified as a return of capital will not be taxable to shareholders as long as the shareholder has basis in the stock equal to or greater than the return of capital amount. The stock basis of the shares received will be equal to the total taxable amount reported on Form 1099-DIV that each shareholder will receive in early 2009 less the portion of the distribution that was paid in cash.

ê Please detach along perforated line and mail in the envelope provided.ê ROBERTS REALTY INVESTORS, INC. 450 Northridge Parkway, Suite 302 Sandy Springs, Georgia 30350
ELECTION CARD
To AMERICAN STOCK TRANSFER AND TRUST COMPANY, LLC, Agent: This election is made in accordance with the accompanying memorandum from Roberts Realty Investors, Inc. dated December 31, 2008.
NOTE: IF A PROPERLY COMPLETED ELECTION CARD IS NOT RECEIVED BY AMERICAN STOCK TRANSFER AND TRUST COMPANY, LLC BY 5:00 P.M., JANUARY 20, 2009, WE MAY PAY YOUR DISTRIBUTION IN THE FORM OF CASH, COMMON STOCK OR A COMBINATION OF CASH AND COMMON STOCK, SUBJECT TO THE CASH LIMITATION AND THE OWNERSHIP LIMITATION DESCRIBED IN THE ACCOMPANYING MEMORANDUM.
PLEASE MARK YOUR ELECTION IN BLUE OR BLACK INK AS SHOWN HERE. ☒
OPTION 1 OPTION 2 STOCK ELECTION: CASH ELECTION:
TO RECEIVE THE DISTRIBUTION IN SHARES OF COMMON STOCK ☐ TO RECEIVE THE DISTRIBUTION IN CASH ☐
Please sign and date this election card as your name appears below and return immediately in the enclosed envelope. Your election is irrevocable.
Share Owner sign here _____ Date Co-Owner sign here _____ Date Note: Please sign exactly as your name or names appear on this election card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

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